Exhibit 5.1

April 16, 2012

Allot Communications Ltd.
22 Hanagar Street
Neve Ne’eman Industrial Zone B
Hod Hasharon 45240
Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on behalf of Allot Communication Ltd., a company organized under the laws of the State of Israel (the “Company”), relating to up to 1,000,000 of the Company’s Ordinary Shares, nominal value NIS 0.10 per share (the “Shares”), issuable under the Allot Communications Ltd. 2006 Incentive Compensation Plan, as amended (the “Plan”).

As special Israeli counsel to the Company, we have examined such corporate records, certificates and other documents provided to us by the Company, as we have considered necessary for the purpose of our opinion. In our examination we have assumed the legal capacity of all natural persons, the existence of and authorization by all non-natural persons (other than the Company), the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to relevant facts material to our opinion, we have relied, without any independent investigation or verification, upon written or oral statements of officers and other representatives of the Company and certificates of public officials.

Upon the basis of such examination, we are of the opinion that, when the Shares are issued and sold pursuant to the terms of the Plan and the grants thereunder, and against payment therefor of the exercise price, as determined pursuant to the terms of the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited (a) to Israeli law as in force on the date hereof, and we do not express any opinion as to the laws of any other jurisdiction, and (b) to the matters stated herein. No opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is effective only as of its date, and we disclaim any obligation to advise of any subsequent change of law or fact.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion shall be governed by the laws of the State of Israel, and exclusive jurisdiction with respect thereto under all and any circumstances, and under all and any proceedings shall be vested only and exclusively with the courts of Tel Aviv in the State of Israel. This opinion is rendered to you subject to, based and in reliance on your agreement to comply with the exclusive choice of law and jurisdiction contained herein and to refrain under all and any circumstances from initiating any proceedings or taking any legal action relating to this opinion outside the State of Israel.

Very truly yours,

/s/ Matry, Meiri & Co.
Matry, Meiri & Co.